FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov	Filed in the Office of Secretary of State State of Nevada	Business Number E0304132007-3
Filing Number 20233029573
Filed On 03/16/2023 09:04:12 AM
Number of Pages 5

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information	Name of entity as on file with the Nevada Secretary of State : SOLAR INTEGRATED ROOFING CORP. Entity or Nevada Business Identification Number (NVID) : NV20071670671
2. Restated or Amended	☐	Certificate to Accompany Restated Articles or Amended and Restated Articles
and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.)		☐

Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
		☐	Amended and Restated Articles
* Restated or Amended and Restated Articles must be included with this filing type.
3. Type of amendment	☐	Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
filing being completed:		The undersigned declare that they constitute at least two-thirds of the following:
(Select only one box):			(Check only one box) ☐ Incorporators ☐ board of directors
(If amending, complete section 1,3,5 and 6.)			The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

	☑	Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

	☐	Officer’s Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:
Changes to takes the following effect:
			☐ The entity name has been amended.	☐ Dissolution
			☐ The purpose of the entity has been amended.	☐ Merger
			☐ The authorized shares have been amended.	☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	page 1 of 3

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and

Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective date and Time: (Optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect:
☐	The entity name has been amended.
☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
☐	The purpose of the entity has been amended.
☑	The authorized shares have been amended.
☐	The directors, managers or general partners have been amended.
☐	IRS tax language has been added.
☐	Articles have been added.
☐	Articles have been deleted
☑	Other.
The articles have been amended as follows: (provide article numbers, if available)

Other Articles: Article 3. Shares [Original Articles], Section 1. Capital Stock [Amended Articles]: The aggregate number of shares which the Corporation will have authority to issue is One Billion Six Hundred Million (1,600,000,000) shares, consisting of (a) One Billion Five Hundred Million (1,500,000,000) shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and (b) One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. [See Exhibit A attached].

(attach additional page(s) if necessary)

6. Signature:	X	David Massey	Officer
(Required)	Signature of Officer, Incorporator or Authorized Signer	Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below: (attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.	page 2 of 3
must be accompanied by appropriate fees.	page 3 of 3

Filed in the Office of Secretary of State State of Nevada	Business Number E0304132007-3
Filing Number 20233029573
Filed On 03/16/2023 09:04:12 AM
Number of Pages 5

Exhibit A

The articles of incorporation have been amended as follows: (provide article numbers, if available)

Article 3. Shares [Original Articles], Section 1. Capital Stock [Amended Articles]:

The aggregate number of shares which the Corporation will have authority to issue is One Billion Six Hundred Million (1,600,000,000) shares, consisting of (a) One Billion Five Hundred Million (1,500,000,000) shares of Common Stock, par value $0.00001 per share (the “Common Stock”), and (b) One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a)The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d)Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e)The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f)Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g)Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

The prior certificates of designation of the Corporation’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock are hereby ratified and retained as a part of these articles of incorporation, as amended.